Exhibit 10.3

EXCLUSIVE IMPORTATION AND MARKETING AGREEMENT

This Exclusive Importation and Marketing Agreement (the “Agreement”) is effective the 30th day of April 2010.

BETWEEN:

QUADRA ENERGY SYSTEMS INC. (the "Company"), a company organized and existing under the laws of Belize, with its registered office located at No. 5 New Road P.O. Box 388 Belize City, Belize.

AND:

7510446 CANADA INC. (the "Importer"), a company organized and existing under the laws of Canada with its head office located at:1112 West Pender Street. #610, Vancouver, B.C. Canada V6E 2S1

A.       WHEREAS: The Company is owner and manufacturer of the QES2000 System which is an innovative, secure, efficient and proven method of converting waste organic materials into marketable energy products or by-products or an efficient cost effective method of disposing of waste organic materials in a safe, non-polluting, non toxic method compatible with all environmental standards as more particularly described in Schedule "A", and the QES2000 Plant which is more particularly described in Schedule "B".

B.       AND WHEREAS the Company is also owner and manufacturer of the QES gasification system which is an innovative, secure, efficient and proven method of converting Municipal Solid Waste ("MSW") into synfuel suitable for a gas turbine capable of generating electricity

C.       AND WHEREAS the QES2000 System has many applications including, disposal of electronic waste, soil remediation and is designed to answer the global challenge of waste management of MSW, which includes petrochemical compounds such as plastic waste, green waste, coal and tires while providing high recycled-content products and usable forms of power.

D.       AND WHEREAS the Company manufactures. under various names including without limitation its Products defined herein as "QES-Production-Units" under the following trade names:

The “QES2000 Converting Unit” The “QES2000 System” The “QES2000 M System” The “QES200 Utility Unit” The “QES2000 Plant"

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E.	AND WHEREAS the Importer has experience and expertise in the importation of products manufactured by others, into Canada;

F.	AND WHEREAS the Company wishes to engage the services of the Importer to market the QES-Production-Units manufactured by the Company into Canada and the Importer wishes to do so;

G.	AND WHEREAS both parties wish to set out in writing the terms and conditions of their arrangement:

NOW THEREFORE THE PARTIES HERETO AGREE AS FOLLOWS:

1.	The Preamble to this Agreement shall form an integral part hereof as if at length recited herein.

The Company hereby grants the Importer the exclusive rights to import, market, sell and distribute all QES-Production-Units manufactured from time to time by the Company to products and parts relating to or derived from the Company's acquired rights under the Technology Purchase Agreement under Section A. and the Taiwan Patent No. 285138 or US Patent No. 7632471 and any modifications, improvements or substitute products now or in the future made, including without limitation the products described in the preamble but not limited to all models that are related products and parts invented and relating to the aforesaid Patents (collectively, the "QES-Production-Units''), in Canada, and the Importer hereby undertakes to import, market, sell and distribute the Product-Units in Canada. Importer agrees to exercise its best efforts to develop the largest possible market for the QES-Production-Units in Canada and shall continuously offer, advertise, demonstrate and otherwise promote the marketing the Production-Units in Canada.

2.	The Purchase Price for the following Products are:

(a) Price of the QES 2000 Systems sold to the Importer
The QES2000 System is sold FOB Company Plant and delivery shall be made in approximately eight (8) to twelve (12) months after the confirmation of each order or purchase, subject to matters which are beyond the control of the Company at the price set out below:

Price per each QES2000 System is to be agreed to by the Parties from time to time subject to the terms and conditions contained in this Agreement.

(b) Price of the QES 2000 System Plant sold to the Importer
The QES2000 System Plant is sold FOB Company Plant and delivery shall be made in approximately eight (8) to Twelve (12) months after the confirmation of each order or purchase. subject to matter which are beyond the control of the Company at the price set out below;

(c) Price per QES2000 Plant is to be agreed to by the Parties from time to time, subject to the specifications and terms and conditions contained in this

Agreement.

(d)	Manufacturers Price consistency among all Joint Venture Areas
QES warrants to the Importer a worldwide manufacturer price discipline of all international in scope, CI guarantees to the Importer that:

(i)	any Distributor or Joint Venture partner for any QES-Production-Units or QES products worldwide will receive a "First Order Discounted Purchase Price" only for the Units listed and purchased within the first purchase order and no QES-Production-Units, manufactured or assembled or sold worldwide by QES, will be sold below the manufacturer price quoted by QES within a timeframe of two years, unless the difference in the price charged to the Importer and the lowest price available anywhere for the same product, upon reasonable evidence that such lowest price was made available within another JV-Area;
(ii)	the Importer can give those insurances to any of its customers or joint venture partners.

(e)	Protection of Exclusivity
QES will always protect its, direct or through affiliated companies, contracted Importers or Distributors exclusivity within its territory or agreed upon geographical area and defend every infringement of the Distributor's Exclusivity vigorously;

(f)	Purchase Price Increase
A purchase price increase of any of the Company's QES-Production- Units is subject to the Company reviewing and adjusting the price structure and if necessary adjusting the price by 6 months notice in writing delivered to the Importer so as to reflect any price increases in materials, parts, components, labor or transportation or Currency deflation of the US Dollar on competitive bases in relation to local suppliers for non patented parts and auxiliary equipment. The price in effect as of the date of Importer's receipt of notice of such price change shall remain applicable to all orders received by Company prior to that effective date.

3.        The Purchase Price for all QES-Production-Units shall be paid in either of the following templates but may be adjusted from time to time upon the written approval of the Parties:

(I.)	By Cash or Money Order
When Due
(a.) Irrevocable Deposit on date determined within the Purchase and Sales Agreement (the "Purchase Order Date")		10% of Purchase Price
(b.) Second Installment on before the 60 days following the Purchase Order Date		20% of Purchase Price
(c.) Third Installment on substantial completion of component parts as certified by the Company's engineer which is to occur an estimated 3 to 4 months from the Purchase Order Date		30% of Purchase Price

(d.) Fourth Installment on completion of assembly of all
component parts as certified by the Company's engineer and
confirmed by Purchaser after optional visual demonstration and inspection of Purchaser's representative which is to occur an
estimated 5-6 months from the Purchase Order Date.	15% of Purchase Price
(e.) Fifth Installment upon receiving and installing the
Production-Unit at Purchaser's Plant by Company and preparing the Production-Unit for Commercial Production - estimated 8- 2
months from date of signing of purchase Agreement.	15% of Purchase Price
(f.) Sixth Installment upon Commercial Production, as defined under (I.),(g.) of this table, is certified by the Operator's and Company's designated engineer.	10% of Purchase Price
(g.) Commercial Production for this Agreement refers to the
production of marketable products hereinafter defined as
"'QES2000-System-Products" on a sustainable basis. The
Commercial Production is reached if for each QES-Production-
Unit installed, on the last day of a period of 40 consecutive days in which, for not less than 30 days, the Production-Unit converted the requested and specified tonnage of Feed Stock into QES2000-
System-Products at 90% of its rated processing production
capacity;

OR

(II.) By Irrevocable Letter of Credit (LC) in the amount of the Purchase Price in USD

The terms of the LC shall be acceptable to the Company and its Bankers and shall include the following terms:
(a)	Irrevocable
(b)	Transferable
(c)	Divisible
(d)	Payable upon the same terms with the same progress payments required as those set forth as a cash purchase.

If the price for any Product is not set forth herein and Importer nevertheless orders such a QES-Production-Unit from Company. the parties hereby evidence their intention thereby to conclude a contract for the sale of that QES-Production-Unit at a price to be determined by the Parties and mutually negotiating in good faith and confirmed in writing.

The Importer shall place orders with the Company in writing for such quantity and type of QES-Production-Units as it, in its sole discretion, determines are required to meet its marketing, sales and distribution obligations in Canada. The Company agrees to ensure an adequate supply of all QES-Production-Units to fill such orders from the Importer within 8 to 12 months from receipt of each order, save and except for special orders, which shall be handled on a case-by-case basis.

4.        Term: This agreement shall be for a term of 30 years from the date of signing this agreement and shall be automatically renewed for a further term of I O years on the same terms and conditions excepting, terms dealing with price unless terminated by either party upon 60 days prior written notice .

5.        Termination: This agreement shall terminate Without notice upon the happening of any of the following events:

a)	The filing of a voluntary petition in bankruptcy or insolvency by either party;
b)	The corporate dissolution of either party;
c)	The adjudication of either party as a bankrupt or insolvent;
d)	The appointment of a receiver for either party;
e)	The making of either party of a general assignment for benefit of creditors; or
f)	The admission by either party in writing of inability to meet debts as they mature.

6.        The Company shall direct all orders and enquiries received from customers or prospective customers located or operating in Canada to the Importer. The Importer shall have sole and unfettered discretion to determine, to implement and adjust the terms and conditions of a purchase agreement in coordination with the Company from time to time, as deemed necessary by the Importer, the means and methods used to market, distribute and sell the QES-Production-Units in Canada.

7.        The Company shall make available to the Importer all technical information, including without limitation the ingredients, composition, quality control parameters, and shall update from time to time, the whole as requested by the Importer in order to permit the Importer to prepare for the Canadian authorities such documentation as may be required by them for the issuance to the Importer of any importation or other permits required for the performance of its' obligations hereunder in Canada. The Importer shall use its best efforts to obtain any such permits as may be so required, which shall be an obligation of means and not of result. All such permits shall at all times be and remain the sole and exclusive property of the Importer. and may not be transferred. assigned or otherwise alienated without the Importer's prior written consent. which may be withheld.

8.        The Importer shall translate all information required of the QES-Production-Units in connection with the application for a permit from the Country of Manufacture authorities to import the Production-Units into Canada, as well as all information necessary for the packaging and labeling of QES-Production-Units to be sold in Canada. the whole at no additional cost to the Company, but provided however that the Importer shall have and retain the copyright in all such translations into English.

9.        All market surveys, client lists, and related information prepared, compiled or otherwise generated by the Importer shall be and remain its sole and exclusive property both throughout the term of this Agreement and following its termination.

10.        Delivery: Title and Risk of Loss: All deliveries of QES-Production-Units sold by Company to Importer pursuant to this Agreement shall be made F.O.B. the Delivery Point at the Company's Manufacturing Plant, and title to and risk of loss of QES-Production-Units shall pass from Company to the Importer at the Delivery Point. Importer shall be responsible for arranging all transportation of QES-Production-Units , but if requested by Importer, Company shall, at Importer's expense, assist Importer in making such arrangements. Importer shall also procure insurance for the transportation of the QES-Production-Units , and such insurance shall be of a kind and on terms current at the port of shipment. In the event that Company is requested to assist Importer in arranging for transportation, Importer shall reimburse Company for all costs applicable to the QES-Production-Units following their delivery to Importer, including, without limitation, insurance, transportation, loading and unloading, handling and storage. Importer shall pay all charges, including customs duty and sales tax, incurred with respect to the QES-Production-Units following their Delivery to the carrier or forwarder.

11.        Relationship of Parties: In the performance of the services contemplated herein, the Importer is and shall act as an independent contractor, maintaining full responsibility and complete control over its activities and those of its employees, agents and servants, if any, and assuming responsibility for all expenses incurred in connection therewith. The Importer is not and shall not act as an employee or servant of the Company, and the Importer consequently does not have, and shall not hold itself out as having. any right, power or authority to create any contract or obligation, either express or implied. on behalf of, in the name of or which is binding upon the Company other than obligation entered into under purchase contract in respect to the sale of a QES-Production-Unit within the terms of this Agreement .

a.	Importer shall, at its own expense, during the term of this Agreement and any extension thereof, maintain full insurance under any Workmen's Compensation Laws effective in the Province or other applicable jurisdiction covering all persons employed by and working for it in connection with the performance of this Agreement, and upon request shall furnish Company with satisfactory evidence of the maintenance of such insurance.

b.	Importer accepts exclusive liability for all contributions and payroll taxes imposed by the Government of Canada or any Province or other payments under any laws of similar character in any applicable jurisdiction as to all persons employed by and working for it.

c.	Nothing contained in this Agreement shall be deemed to create any partnership or joint venture relationship between the parties.

12.        Competing QES-Production-Units: Importer agrees that it will not distribute or represent any QES-Production-Units in Canada which compete with the QES-Production-Units during the term of this Agreement or any extensions thereof as long as such endeavors do not infringe on patent rights of the in respect to the QES-Production-Units or the QES2000-System-Products.

13.        Advertising: Importer shall be entitled, during the term of this Agreement and any extension thereof, to advertise and hold itself out as an authorized exclusive Importer and Distributor of the QES-Production-Units and exclusive Distributor and Marketer of all QES2000-System-Products. At all times during the term of this Agreement and any extension thereof, Importer has the right to use the Trademarks in all advertisements and other activities conducted by Importer to promote the sale of the QES-Production-Units .

a.	Importer shall submit examples of all proposed advertisements and other promotional materials for the Production-Units to Company for inspection and Importer shall not use any such advertisements or promotional materials without having received the prior written consent of Company to do so.

	b.	Importer shall not, pursuant to this Agreement or otherwise, have or acquire any right, title or interest in or to Company's Trademarks in order to use under the terms of this Article 13.

14.	Importer Sales, Service and Storage Facilities:

	a.	Importer shall, at its expense, engage and maintain a sales, service and parts handling organization in Canada at its choice or such other country as agreed to by the Company, staffed with such experienced personnel as are necessary to enable Importer to perform its obligations under this Agreement.

	b.	Importer shall, at its expense, maintain facilities and personnel in Canada or such other country agreed to by the Company that will enable it promptly and satisfactorily to perform, at a reasonable price, all inspection, maintenance and other necessary servicing of QES-Production-Units sold by Importer. To assist Importer in the discharge of this service and maintenance function, Company shall provide service and maintenance training. without charge, to any reasonable number of Importer's personnel and/or the first Importer's key customer as Importer shall designate.

	c.	Importer shall, at its expense, at all times store and maintain its inventory of QES-Production-Units in accordance with current, applicable instructions issued by Company from time to time. Importer shall keep in stock an adequate supply of Spare Parts and Accessories for the servicing of Goods. During the Warranty period under Section 15., no Spare Parts or Accessories not manufactured by Company shall be used in connection with the QES- Production-Units unless they have been approved in writing by Company.

	d.	Importer shall, at its expense, deliver one copy of Company's current, applicable operation and maintenance manual to each Customer at the time of sale and, at that time, Importer shall, at its expense, fully explain and demonstrate to the customer the proper method of operating and maintaining the QES-Production-Units.

	e.	Importer shall mail to Company, during the term of this Agreement and any extension thereof, prompt written notice of the address of each location at which QES-Production-Units are stored, and the address of each facility established by Importer to sell and service the QES-Production-Units .

Company may, through its designated agent, inspect all such locations and facilities and the operations conducted therein during normal business hours and at time periods coordinated with the Customer.

15.	Period: Disclaimers and Warranty

Warranty is subject to Company's standard 12 month warranty as set out below and subject to the proviso that the purchased QES-Production-Units are used in accordance with the conditions of use and for the purposes designed.

Company warrants to the purchaser of the QES-Production-Units that for the Warranty Period (as defined below), the QES-Production-Units will be free from material defects in materials and workmanship. The foregoing warranty is subject to the proper installation, operation and maintenance of the QES-Production-Units in accordance with installation instructions and the operating manual supplied to the Importer. Warranty claims must be made by the Importer or its Customer in writing within 15 days of the manifestation of a problem. Company's sole obligation under the foregoing warranty is, at Company's option, to repair, replace or correct any such defect that was present at the time of delivery. The "Warranty Period" begins on the date the QES-Production-Unit is certified for Commercial Production and continues for twelve (12) months.

a.	Any repairs under this warranty must be conducted by an authorized Company service representative.

b.	Excluded from the warranty are problems due to accidents, misuse, misapplication, storage damage, negligence, or modification to the QES Production-Unit or its components.

c.	Company does not authorize any person or party to assume or create for it any other obligation or liability on behalf of the Company in connection with the QES-Production-Unit except as set forth herein.

d.	WARRANTY HEREIN IS EXCLUSIVE AND IN LIEU OF ALL OTHER INDEMNITIES OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

e.

LIMITATION OF LIABILITY: IN NO EVENT SHALL COMPANY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL, CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, OR USE INCURRED BY IMPORTER OR CUSTOMER OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT, OR TORT, OR OTHERWISE EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. COMPANY'S LIABILITY FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL IN NO EVENT EXCEED THE PURCHASE PRICE OF THE DEFECTIVE QES-PRODUCTION-UNIT. THE PROVISIONS OF THIS AGREEMENT ALLOCATE THE RISKS BETWEEN COMPANY, IMPORTER AND IMPORTER'S CUSTOMER. COMPANY'S PRICING REFLECTS THIS ALLOCATION OF RISK AND BUT FOR THIS ALLOCATION AND LIMITATION OF LIABILITY, COMPANY WOULD NOT HAVE ENTERED INTO THIS AGREEMENT.

16.        Training of Importer: As promptly as practicable after execution of the Agreement, Company shall transmit to the Importer information, materials, manuals and other technical documents necessary to enable Importer to perform its obligations under this Agreement and, in particular, to carry out the warrant}- repairs pursuant to ARTICLE 14 of this Agreement. Throughout the term of this Agreement and any extension thereof, Company shall continue to give Importer such technical assistance as Importer may reasonably request. Importer shall reimburse Company for all reasonable out-of-pocket expenses incurred by Company in providing technical assistance. The Company at the request of the Importer and at Company's sole discretion, assist the Importer financially by lending working capital to assist the Importer in complying with the terms of this Agreement.

17.        The Importer retains the right, in its sole and unfettered discretion, to assign its rights or delegate its performance hereunder to a third party chosen by the Importer, without being required to obtain the prior written consent of the Company. Any assignment or delegation by the Company of its rights or performance hereunder, or any sale of the business, assets or shares of the Company, including without limitation one or more of the product rights, formulae, name of the Company or of the QES-Production-Units, or any amalgamation or merger of the Company with any third party shall in all such cases be subject to the assumption by such third party of all obligations of the Company to the Importer pursuant to this Agreement. failing which such transaction shall be null and void as regards the Importer.

18.        All notices, Requests, demands and other communications hereunder shall be made in writing with specific reference to this Agreement and shall be deemed to have been delivered on the date of their delivery, if by hand, with a signed acknowledgment of receipt of delivery; or on the Three (3) business day after their transmission, if sent by telex, telegraph or facsimile; or on the Seven (7) business day after the day on which they were mailed by first class, certified or registered mail, if sent by mail, as follows:

if to the Company:
No. 5 New Road P.O. Box 388 Belize City, Belize.
Facsimile: [702 216 6001]

if to the Importer:
1112 West Pender Street, #610, Vancouver. B.C. Canada V6E 2S1
Facsimile: [1 604 697 8898]

or to such other address or addresses as may be specified from time to time in a written notice given by such other party.

19.        This Agreement shall be binding upon the parties hereto, their heirs, executors, legal representatives, administrators, successors and permitted assigns.

20.        This Agreement may be executed in counterparts and each executed copy of this Agreement shall be considered an original, but such copies together shall constitute but one and the same instrument.

21.        Each of the Articles, sections and subsections of this Agreement shall be interpreted separately and the invalidity of any one shall not affect the validity of this Agreement and the other terms and conditions contained herein.

22.        This Agreement shall be governed by and interpreted in accordance with the laws of the Laws of the Province of British Columbia and the laws of Canada applicable therein, and the parties hereby irrevocably nominate the courts of the Province of British Columbia as the appropriate jurisdiction to hear any dispute which arise under or in connection with this Agreement.

23.        Force Majeure : The Company shall not be liable hereunder for delays in the performance of its manufacturing or delivery obligations caused by unforeseen circumstances beyond its control, including, but not limited to, Acts of God, wars, riots, strikes, floods, shortages of labor or materials, labor disputes, inevitable accidents, governmental restrictions or other causes beyond the Company's control.

IN WITNESS WHEREOF, each party to this agreement has caused it to be executed on the date indicated above.

QUADRA ENERGY SYSTEMS INC.	7510446 CANADA INC.

/s/ Authorized Signatory	/s/ Authorized Signatory
Authorized Signatory	Authorized Signatory
- Signed on April 30, 2010.

This is Schedule “A” to that certain Importation and Marketing Agreement dated the 30th day of April 2010

Description of the QES2000 System:

The QES2000 System for “Energy Conversion and Waste Disposal Technology” is a designed leading edge PYROLYSIS technology enabling efficient to convert organic waste to fuel and valuable by- products such as activated carbon, fertilizer, producing no air pollution or ash to be land filled. It is designed to answer the global challenge of waste management of MSW (Municipal Solid Waste), which includes petrochemical compounds such as plastic waste, green waste, coal and tires while providing high recycled-content products and usable forms of power.

The QES2000 System for Energy Conversion and Waste Disposal Methodology consists of:

·	A combined two stage pyrolysis methodology into one system.

·	An advanced combination of thermal cracking and steam cracking technologies.

·	The first stage of the proprietary pyrolysis methodology deals with energy conversion.

·	The second stage of the proprietary pyrolysis methodology deals with the removal of mercury and activated carbon.

·	The end products are: Fuel oil

Carbon black / activated carbon Fuel gas

QES proprietary and leading MSW gasification technology converting MSW into synfuel, suitable for a gas turbine generating electricity.

The QES2000 System consists of the following including installation and training of operators, provided however the customer is responsible for electrical and mechanical installations required to connect to the equipment:

40 Feet Container platform
QES2000 REACTOR
Gas & Oil furnace
Heat Exchanger
Oil & Gas treatment system

Oil & Water treatment system
Container modification costs
System installation and piping costs
Air Pollution Control System
Central Control System
Transportation costs ( estimated)
Labor
Technology chip - Control Panel (Taiwan)

ADDITIONAL EQUIPMENT :
Factory steel platform construction
Loading System
Unloading Conveyor with magnetic
separator
Belt Conveyor (15m)
Waste water tank and treatment System
QES Advanced carbon enhancement system
Breaker & cutting machine
QES System Installation & QES Piping
Transportation costs ( estimated)

This is Schedule “B” to that certain Importation and Marketing Agreement dated the 30th day of April 2010

Description of the QES2000 Plant:

The QES2000 Plant consists of the QES2000 System plus the additional items described herein and includes installation and training of operators: Provided however the Customer is responsible for all mechanical and electrical installations necessary to connect to the equipment.

40 Feet Container platform
QES2000 REACTOR
Gas & Oil furnace
Heat Exchanger
Oil & Gas treatment system
Oil & Water treatment system
Container modification costs
System installation and piping costs
Air Pollution Control System
Central Control System
Transportation costs ( estimated)
Labor
Technology chip - Control Panel

ADDITIONAL EQUIPMENT :
Factory steel platform construction
Loading System
Unloading Conveyor with magnetic
separator
Belt Conveyor (15m)
Waste water tank and treatment System
QES Advanced carbon enhancement system
Breaker & cutting machine
QES System Installation & QES Piping
Transportation costs ( estimated)
QES2000 - PLANT DESIGN
AND INSTALLATION
Design & Installation costs

OPTIONAL EQUIPMENT
Weight Measurement Scale
Oil storage tank and pumping system
Magnetic separators for after processing
Waste Separators and Selection System
Forming machine
Carbon black grinding system
Moisture removal system